Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262339

Prospectus Supplement No. 7

(To Prospectus dated March 16, 2023)

eFFECTOR Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated March 16, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-262339). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K (the “Current Report”), filed with the SEC on June 23, 2023. Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus.

Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “EFTR” and “EFTRW.” On June 22, 2023, the closing price of our common stock was $0.8152 and the closing price of our warrants was $0.1501.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2023

eFFECTOR Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39866	85-3306396
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 North Cedros Avenue, Suite B Solana Beach, California	92075
(Address of principal executive offices)	(Zip Code)

(858) 925-8215

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	EFTR	Nasdaq Capital Market
Warrants to purchase common stock	EFTRW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03 Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On June 22, 2023, eFFECTOR Therapeutics, Inc. (the “Company”) held its 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). At the 2023 Annual Meeting, as described below under Item 5.07, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, to eliminate the personal liability of the Company’s officers for monetary damages for breach of fiduciary duty as an officer, except to the extent such an exemption from liability or limitation thereof is not permitted by Delaware General Corporation Law (the “Amendment”). The Amendment became effective upon the Company’s filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on June 23, 2023 (“Certificate of Amendment”). The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The following is a brief description of each matter voted upon at the 2023 Annual Meeting and the number of votes cast for, withheld or against, the number of abstentions and the number of broker non-votes with respect to each matter, as applicable.

1.

The election of two directors to serve as Class II directors for a three-year term to expire at the 2026 Annual Meeting of Stockholders. The following two Class II directors were elected by the votes indicated:

	For	Withheld	Broker Non-Votes
Brian M. Gallagher, Jr., Ph.D.	22,236,484	78,863	3,910,190
Chris Ehrlich	22,080,109	235,238	3,910,190
John W. Smither	22,177,889	137,458	3,910,190

2.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The appointment was ratified by the votes indicated:

For	Against	Abstain	Broker Non-Votes
26,027,327	194,404	3,806	—

3.

The approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions to permit exculpation of certain officers. The proposal was approved by the votes indicated:

For	Against	Abstain	Broker Non-Votes
22,132,333	129,561	53,453	3,910,190

4.

The approval of the proposal to grant the Board of Directors authority to effect a reverse stock split of the Company’s outstanding common stock by amending the Company’s Amended and Restated Certificate of Incorporation within one year and within a range of not less than one-for-five and not more than one-for-thirty. The proposal was approved by the votes indicated:

For	Against	Abstain	Broker Non-Votes
25,171,187	1,015,950	38,400	—

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation, dated June 23, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eFFECTOR Therapeutics, Inc.

Date: June 23, 2023	By:	/s/ Michael Byrnes
	Name:	Michael Byrnes
	Title:	Chief Financial Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF eFFECTOR THERAPEUTICS, INC.

eFFECTOR Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is eFFECTOR Therapeutics, Inc. The original Certificate of Incorporation of eFFECTOR Therapeutics, Inc. was filed with the Secretary of State of Delaware on October 2, 2020.

2. That the Board of Directors of said Corporation duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THEREFORE, BE IT RESOLVED, that Article VII of the Certificate is hereby amended to read in its entirety as follows:

ARTICLE VII

LIABILITY

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, respectively, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

3. That thereafter, pursuant to a resolution of the Board of Directors, the stockholders gave their approval of said amendment at a meeting of stockholders in accordance with the provisions of Section 211 of the DGCL.

4. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 22, 2023, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

5. This Certificate of Amendment shall become effective upon filing with the Secretary of Statement of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 23rd day of June, 2023.

eFFECTOR THERAPEUTICS, INC.

By:	/s/ Michael Byrnes
Name:	Michael Byrnes
Title:	Chief Financial Officer